EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Strong First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—April 29, 2009—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $37.5 million for the first quarter of 2009, an increase of 11.9 percent compared to the same period of 2008, prior to costs related to participation in the TARP program, including preferred stock dividends and expenses related to the Warrants.  Net income for the first quarter of 2009 applicable to common shareholders of $34.3 million, or $.50 diluted earnings per common share and $.50 basic earnings per common share, as compared to $33.5 million or $.49 diluted earnings per common share and $.49 basic earnings per common share for the same period of 2008, represents an increase of 2.0 percent in diluted earnings per common share and an increase of 2.4 percent in net income.

Net income for the first quarter 2009 was positively affected by the increasing net interest margin of the Company.  Net income was negatively impacted during the first quarter by an increase in the provision for probable loan losses that the Company recorded during the first quarter.  The increase in the provision can be attributed to the general weakness in the economy and the impact of that weakness on the Company’s loan portfolio.

“I’m extremely pleased with the first quarter results, especially in light of the financial crisis.  Our strong earnings performance has offset the costs of our provisioning program for probable loan losses and completely neutralized the cost of the TARP funding.  We are confident in the strength of our balance sheet and especially the quality of our loan portfolio.  Our securities portfolio has benefited enormously from the Federal Reserve Board and US Treasury actions in the bond markets, which have interest rates down and bond prices up.  The gain in this portfolio is at record levels,” said Dennis E. Nixon, President and CEO.

During the first quarter, the significant increase in shareholders’ equity further strengthened the Company’s strong capital ratios.  Mr. Nixon commented that “IBC continues to seek out qualified borrowers and is actively lending and investing.  We are committed to serving the needs of our customers as well as enhancing our shareholder value.”

Total assets at March 31, 2009 were $12.1 billion compared to $12.4 billion at December 31, 2008.  Total net loans were $5.7 billion at March 31, 2009 compared to $5.8 billion at December 31, 2008. Deposits were $6.9 billion at March 31, 2009 and December 31, 2008.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with more than 270 facilities and more than 440 ATMs serving 102 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml